UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 10 , 2008
Date of Report
(Date of earliest event reported)

__________________________

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 10, 2008, Socket Mobile, Inc. (the "Company") announced that effective June 10, 2008, the listing of the Company's common stock has been transferred from the NASDAQ Global Market to the NASDAQ Capital Market. As previously announced on December 11, 2007, the Company received a letter from the NASDAQ Stock Market indicating that the Company had failed to comply with the minimum bid price requirement of $1.00 per share over the previous 30 consecutive business days as required by Marketplace Rule 4450(a)(5). The letter stated that the Company has until June 9, 2008 to regain compliance. If the Company does not regain compliance by June 9, 2008, the Company may transfer the listing of its common stock to the NASDAQ Capital Market if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. With such transfer, the Company will be afforded an additional 180 calendar days from June 9, 2008 to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

Prior to June 9, 2008, the Company submitted a transfer application with NASDAQ to transfer listing of its common stock to the NASDAQ Capital Market. On June 10, 2008, NASDAQ approved the transfer application and made the transfer, and the Company will be afforded an additional compliance period of 180 calendar days, or until December 8, 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

The Company's common stock will continue to trade under the symbol "SCKT." The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

On June 10, 2008, the Company issued the press release attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Socket Mobile, Inc., dated June 10, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: June 10, 2008	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Socket Mobile, Inc., dated June 10, 2008.